Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into February 2, 2021 and effective as of January 1, 2021 (the “Effective Date”) by and among Epsilon Energy USA, Inc., a wholly owned subsidiary of Epsilon Energy Ltd. (the “Company”), and Michael Raleigh (the “Executive” and, together with the Company, the “Parties”) with reference to the following:

WHEREAS, the Company desires to employ (or to continue the employment of) the Executive, and the Executive desires to be employed by (or to continue to be employed by) the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.                  Employment and Duties. Executive shall serve as Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s Board of Directors (the “Board”). Executive shall have such duties and responsibilities, commensurate with Executive’s position, as may be reasonably assigned to Executive from time to time by the Board. Executive’s duties under this Agreement shall further include the following: (i) Executive shall devote his full business time, best efforts, and attention to rendering his duties to the Company; and (ii) Executive shall use good faith efforts to perform all services under this Agreement in accordance with all applicable federal, state, and local laws and regulations and all requirements of all applicable regulatory, self-regulatory, and administrative bodies, and Executive shall follow and comply with the Company’s rules, regulations, policies, and guidelines adopted from time to time by the Company. The Executive’s principal place of employment shall be in Houston, Texas.

2.                  Term. Subject to earlier termination as provided in Section 4 and Section 5, Executive’s employment pursuant to the terms of this Agreement shall be for a term of one (1) year commencing on the Effective Date, and thereafter automatically renewing for subsequent periods of one year unless either of the Parties provides written notice of non-renewal to the other at least 60 days prior to the end of the then-current period (i.e., either the initial one-year period or any subsequent one-year period). The term of this Agreement is defined as the “Employment Period.” The termination of Executive’s employment shall not affect any of the obligations that expressly extend beyond, or are not contingent upon, continued employment, including the obligations set forth in Section 6 of this Agreement.

3.                  Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Employment Period as compensation for services rendered hereunder:

(a)                Base Salary. The Company shall pay to Executive an annual salary of $150,000 (the “Base Salary”), subject to lawful deductions and withholdings and payable monthly in substantially equal installments in accordance with the Company’s then-current payroll practices as established, and as may be modified, from time to time. For the avoidance of doubt, the term “Base Salary” as used in this Agreement shall not be deemed to include any of the additional benefits or amounts outlined in Sections 3(b)-(f) hereof. The Company shall have the right, but not the obligation, to increase Executive’s Base Salary from time to time.

(b)               Expenses. The Company will reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his duties under this Agreement, subject to any maximum annual limit and other restrictions on such expenses set by the Company, and also subject to submission of such reasonable substantiation and documentation as may be required from time to time. Executive’s right to payment or reimbursement for business expenses hereunder shall further be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made upon or as soon as practicable after submission of such substantiation or documentation, and in any event, not later than December 31st of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(c)                Vacation Policy. Executive shall be entitled to participate in a flexible vacation policy, which policy is based on mutual trust between the Company and Executive and allows Executive the opportunity to work or take time off as Executive sees fit, as long as he fulfills the duties and responsibilities set forth herein. Executive does not accrue time off so the Company will not pay out unused time upon resignation or termination of employment. This policy does not interfere or change eligibility for legally established leaves.

(d)                Executive Benefits. Executive shall be entitled to participate in all applicable Company benefit plans, programs, or arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time. Participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as may be in effect from time to time, and any other restrictions or limitations imposed by law. During the Employment Period, the Company will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms equivalent to those provided to other executive officers and members of the Board. Further, during the Employment Period, Executive shall receive indemnification pursuant to and in accordance with the terms of an indemnification agreement that is substantially similar to that entered into between the Company and senior executives of the Company.

(e)                Performance Bonus. The Executive is entitled to participate in any bonus or payout plans that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time. Bonus payments are not earned until the date on which they are paid out, and the Executive must be employed on the date that any Bonus payments are made to be eligible to receive the Bonus.

(f)                  Equity Award. Executive shall (i) receive an equity award in an amount having a value equal to one time Executive’s Base Salary, and (ii) in the discretion of the Board, be eligible to receive an additional equity award having a value equal to up to two times Executive’s Base Salary (such additional equity award in this clause (ii), the “Discretionary Award”). The Board may, in its sole discretion, grant Executive’s Discretionary Award in cash. The performance targets that must be achieved in order to be eligible for the Discretionary Award shall be established by the Board (or a committee thereof) annually and shall be communicated to Executive upon establishment.

(g)                Change in Control Bonus. Upon the closing of the first change in control (as such term is defined in the Company’s 2020 Equity Incentive Plan, such event a “Change in Control”) occurring after the Effective Date and provided that Executive’s service as CEO has not previously terminated, Executive shall be entitled to receive an amount (the “Change in Control Bonus”), subject to applicable tax withholdings, equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately preceding the Change in Control.

Any obligation to pay the Change in Control Bonus shall be conditioned on Executive signing and returning to the Company (without revoking) a timely and effective release of claims in a form provided by the Company that becomes irrevocable on or before the 30th day following the closing date of the Change in Control (the “CIC Release”). Any Change in Control Bonus shall be paid in a single lump sum cash payment, subject to applicable tax withholdings, on the first payroll date following the date the CIC Release becomes effective and can no longer be revoked in accordance with its terms.

4.                  Termination of Employment Upon Executive’s Death or Disability, or by the Company for Cause, or by Executive without Good Reason.

(a)                 Termination of Employment Due to Executive’s Death. If Executive dies during the Employment Period, the Company shall pay to the estate of Executive such compensation as would otherwise have been payable to Executive (and any expense reimbursements for expenses incurred) up to the date of his death. Other than the obligations set forth in this Section 4(a), the Company shall have no additional financial obligation under this Agreement to Executive or his estate.

(b)                 Termination of Employment Due to Executive’s Disability, Illness, or Incapacity. If, in the opinion of a physician selected by the Company and reasonably approved by Executive, Executive becomes physically or mentally disabled or develops an illness or incapacity during the Employment Period that renders Executive at least temporarily unable to perform (either with or without reasonable accommodation) the essential functions of his job for a period of 180 days within any continuous 12-month period, then Executive shall continue to receive the Base Salary until the end of such 180-day period, less any benefits received during the foregoing respective period by Executive under any disability insurance carried or provided by the Company. If Executive’s employment is terminated due to a permanent disability, as reasonably determined by the Company in accordance with applicable law, then the Company shall pay to Executive such compensation as would otherwise have been payable to Executive (and any expense reimbursements for expenses incurred) up to the end of the month in which Executive’s employment is terminated, and the Company shall have no additional obligation under this Agreement to Executive. The Company is not obligated to, but may, carry disability insurance for its employees.

(c)                 Termination of Employment by the Company for Cause, or by Executive without Good Reason. If the Company terminates the employment of Executive for Cause (defined below), then the Company shall pay to Executive compensation earned by Executive (and any expense reimbursements for expenses incurred) up to the termination date, with applicable deductions and withholdings, and no other compensation, bonus, or other amount shall be due and owing to Executive. Executive may terminate Executive’s employment hereunder voluntarily and without Good Reason (defined below) upon giving at least 30 days’ prior written notice to the Company. If the Executive terminates Executive’s employment voluntarily and without Good Reason effective on a date during the Employment Period, then the Company shall pay to Executive compensation earned by Executive up to the end of the 30-day notice period, with applicable deductions and withholdings, and no other compensation, bonus, or other amount shall be due and owing to Executive.

1.                  For purposes of this Agreement, the term “Good Reason” shall mean: (i) a material diminution in Executive’s Base Salary or in the target bonus amount; (ii) a material diminution in the nature or scope of Executive’s authority, duties, responsibilities, or title from those applicable to Executive as of the Effective Date; (iii) the Company requiring Executive to be based at any office or location more than 25 miles from Executive’s principal place of employment as of the Effective Date; or (iv) a material breach by the Company of any term or provision of this Agreement. Notwithstanding anything in this Section 4(c)(1) to the contrary, no event or condition described in this Section shall constitute Good Reason unless: (x) within 90 days from Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section, Executive provides the Company written notice of Executive’s intention to terminate Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) Executive terminates Executive’s employment with the Company immediately following expiration of such 30-day period.

2.                  For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of Executive’s employment because of: (i) any act or omission that constitutes an intentional and material breach by Executive of any of Executive’s obligations under this Agreement; (ii) Executive’s conviction of, or plea of nolo contendere to, any felony or another crime involving dishonesty; (iii) Executive willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its parents, subsidiaries, or affiliates; (iv) Executive’s intentional and material breach of a known written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is or could reasonably be materially injurious to the Company; (v) Executive’s repeated refusal to follow the lawful directions of the Company; or (vi) any other willful misconduct by Executive that is materially injurious to the financial condition or business reputation of the Company or any of its parents, subsidiaries, or affiliates. Notwithstanding anything in this Section 4(c)(2) to the contrary, no event or condition described in Section 4(c)(2)(i), (iii), (iv), (v), or (vi) shall constitute Cause unless: (x) the Company provides Executive written notice of its intention to terminate Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by Executive within 30 days of Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the Company terminates Executive’s employment with the Company immediately following expiration of such 30-day period.

5.                  Termination of Employment by Executive for Good Reason, or by the Company Without Cause Prior to Change in Control. Notwithstanding anything herein to the contrary, Executive’s employment with the Company may be terminated by the Company without Cause upon 30 days’ written notice. Executive shall also have the right to terminate his employment for Good Reason. Upon the occurrence of either event prior to the consummation of a Change in Control, the Company shall pay to Executive compensation earned by Executive (and any expense reimbursements for expenses incurred) up to the termination date, with applicable deductions and withholdings, the bonus Executive would have been entitled to for such year if the determination for such bonus was made as of the termination date, and a severance amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect immediately preceding the termination date (the “Severance Amount”). Should Employee wish to continue Employee’s health benefits coverage through Company’s or its affiliates’, as applicable, group insurance plans beyond the termination date, Company will be responsible for paying the premium in full for the 12 months period following the termination date.  At the end of this period, the Employee shall be eligible to continue coverage, pursuant to COBRA (as defined below), and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.  Employee will receive a separate notice explaining Employee’s right to continuation and conversion of Employee’s health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law. Any obligation to pay the Severance Amount shall be conditioned on Executive (i) complying with all post-termination obligations under this Agreement and (ii) signing and returning to the Company (without revoking) a timely and effective release of claims in a form provided by the Company that becomes irrevocable on or before the 60th day following Executive’s termination date (“Separation Release”). Any Severance Amount will be paid in equal installments on the Company’s regular payroll schedule, subject to applicable tax withholdings, beginning with the first payroll date following the date the Separation Release becomes effective and can no longer be revoked in accordance with its terms. To the extent the Severance Amount is considered deferred compensation under Section 409A of the Internal Revenue Code, as amended (the “Code”), and is not otherwise exempt from the application of Section 409A, then, if the foregoing 60-day period spans two calendar years, the payment of the Severance Amount will not be made or begin until the later calendar year. Executive shall not be entitled to any other compensation following his last date of employment.

6.                  Confidential Information and Company Property.

(a)                Confidential Information. As used in this Agreement, the term “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Company’s business (for purposes of this Section 6, references to the Company shall include the Company’s parents, general partners, subsidiaries, predecessors, successors, members, the Board, and affiliates), (ii) provides the Company economic value or any business advantage, (iii) is not generally known to the public, and (iv) is or was learned or developed by Executive as a direct or indirect result, or during the course, of Executive’s employment with the Company. Additionally, Confidential Information includes: (x) the Company’s trade secrets and inventions; (y) all information concerning operational matters involving the business of the Company; and (z) all notes, analyses, compilations, studies, summaries, and other material prepared by the Company or its representatives to the extent that it contains or is based, in whole or in part, upon any information noted above.

(b)               Non-Disclosure of Confidential Information. Executive agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, Executive agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any way that harms the Company or diminishes the value of the Confidential Information to the Company. However, nothing in this Agreement prohibits Executive from reporting or otherwise disclosing possible violations of federal law or regulation to any government agency or entity, or from receiving an award or monetary recovery in connection therewith. Executive does not need prior authorization to make reports or disclosures to any government agency or entity and is not required to notify the Company if Executive has made or will make any such report or disclosure.

(c)               The Company’s Property. All documents and things, including Confidential Information, provided to Executive by the Company for use in connection with Executive’s employment, or created by Executive in the course and scope of Executive’s employment with the Company, are the sole property of the Company and shall be held by Executive as a fiduciary on behalf of the Company. Immediately upon termination of Executive’s employment—without the requirement of a prior demand by the Company—Executive shall surrender to the Company all such documents and things, including all Confidential Information or other company property, together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and things and the information they contain.

(d)               Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Executive will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.                  Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including Executive’s obligations under Section 6 of this Agreement.

8.                  Waiver of Breach. The waiver of a breach of any of the provisions of this Agreement by the Parties shall not be construed as a waiver of any subsequent breach by the breaching party.

9.                  Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract, and the rights, obligations, and interests of Executive hereunder may not be sold, assigned, delegated, transferred, pledged, or hypothecated.

10.              Entire Agreement. Unless otherwise noted herein, this Agreement supersedes all prior agreements and understandings, oral or written, if any, between the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless in writing and signed by both an authorized representative of the Company, the Board, and Executive.

11.              Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: When received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one business day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

If to Executive:	Domain Energy Advisors 10,000 Memorial Drive, Suite 550 Houston, Texas, 77024 mraleigh@domain-energy.com
If to the Company:	Epsilon Energy Ltd. 16945 Northchase Drive, Suite 1610 Houston, Texas 77060 Attn: Lane Bond

12.              Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten days after the expiration of the six-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment that Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

13.              Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of laws that would apply the laws of another jurisdiction.  All claims arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court sitting in Houston, Texas. Consistent with the preceding sentence, the Parties irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, any claim that it is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that the claim is brought in an inconvenient forum, that the venue of the claim is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforementioned courts.

14.              Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

EPSILON ENERGY USA, INC.

	By:	B. Lane Bond
	Its:	Chief Financial Officer

By:	/s/ B. Lane Bond

EXECUTIVE:

/s/ Michael Raleigh
miCHAEL raleigh

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